Exhibit 4.1

PROMISSORY NOTE

$1,000,000	August 8, 2019 (“Effective Date”)

For value received, Innovus Pharmaceuticals, Inc., a Nevada corporation (“Borrower”), with its principal place of business at 8845 Rehco Road, San Diego, CA 92121, hereby promises to pay to [                                   ] (“Lender”), with its principal place of business at [                                        ], in lawful money of the United States of America, the principal amount of ONE MILLION DOLLARS ($1,000,000), plus applicable interest thereon, pursuant to the below terms.

Article I.
DEFINITIONS AND ACCOUNTING TERMS

Section 1.1     Defined Terms. As used in this Note, the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require).

“Borrower”: As defined in the opening paragraph.

“Charges”: As defined in Section 2.1(c).

“Equity Interests”: All stock, shares, interests or other equivalents, however designated, of Borrower, whether or not voting, including but not limited to common stock, member interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.

“Event of Default”: Any event described in Section 4.1.

“Indebtedness”: Any of the following (a) obligations for borrowed money (including the obligations under this Note and the other Loan Documents), (b) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired, (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) obligations to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property, (f) capitalized lease obligations, (g) obligations as an account party with respect to standby and commercial letters of credit, (h) contingent obligations, including under any guaranty or surety, and (i) any other obligation or other financial accommodation which in accordance with GAAP would be shown as a liability on the balance sheet of Borrower.

“Lender”: As defined in the opening paragraph.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

“Loan Documents”: Collectively, this Note and any other document evidencing or securing this Note, if any, as any of the same may be amended or modified from time to time.

“Maximum Rate”: As defined in Section 2.1(c).

Article II.
TERMS OF THE LOAN

Section 2.1     Interest.

(a)     Beginning on the Effective Date, interest shall accrue on the principal amount outstanding under this Note from time to time until (but excluding) the date that the principal amount is paid in full to Lender at a rate equal to ten percent (10.0%) per annum. Upon the occurrence of any Event of Default, interest shall, at the option of Lender (and without notice to Borrower), accrue from the time of the Event of Default on the principal amount outstanding under this Note from time to time until paid in full at a rate equal to fifteen percent (15.0%) per annum.

(b)     Interest on this Note shall be computed on the basis of actual days elapsed and a year of 360 days.

(c)     Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to this Note, together with all fees, charges and other amounts that are treated as interest on this Note under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by Lender in accordance with applicable law, the rate of interest payable in respect hereof, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate, and any amounts received by Lender above the Maximum Rate will be applied to principal payments under this Note.

Section 2.2     Repayment; Prepayment.

(a)     The unpaid principal amount of this Note, together with all accrued and unpaid interest thereon, shall be due and payable on or before the earlier of (i) February 29, 2020; and (ii) such other date the principal amount becomes due and payable by acceleration after an Event of Default or otherwise.

(b)     The Borrower may prepay this Note at any time and from time to time, in whole or in part, without premium or penalty.

Section 2.3     Payments Set Aside. If any payment by or on behalf of Borrower is made to Lender, and such payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other person or entity, then to the extent of such recovery, the obligation originally intended to be satisfied, and all rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not occurred.

Article III.
REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as follows:

Section 3.1     Existence and Standing. Borrower is duly and properly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

Section 3.2     Authorization and Validity. Borrower has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution, delivery, and performance by Borrower of the Loan Documents have been duly authorized by proper proceedings and are legal, valid and binding obligations enforceable against Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally.

Section 3.3     No Conflict; Government Consent. Neither the execution and delivery by Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (a) any law, order, writ, judgment, injunction, decree or award binding on Borrower, (b) Borrower’s organizational documents, or (c) any agreement to which Borrower is a party or subject, or by which it or its property is bound, conflict with or be a default thereunder, or result in or require the creation or imposition of any Lien on any of Borrower’s property. No order, consent, adjudication, approval, license, authorization, or validation of, filing, recording or registration with, exemption by, or other action in respect of any governmental authority that has not been obtained is required in connection with the execution, delivery, and performance of the Loan Documents or the legality, validity, binding effect or enforceability of any of the Loan Documents.

Section 3.4     Accuracy of Information. No information, exhibit or report furnished by Borrower to Lender hereunder contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements therein not misleading.

Section 3.5     Taxes. Borrower has filed all required tax returns and has paid all taxes due. No tax Liens have been filed or exist on any property of Borrower, and no claims are being asserted with respect to any such taxes.

Section 3.6     Amounts Payable. As of June 30, 2019, the total amount of Borrower's payables and liabilities, calculated in accordance with GAAP, is $10,790,892.

Article IV.

COVENANTS

Section 4.1     Use of Proceeds.

(a)     Borrower must use the proceeds of the loan evidenced by this Note to continue the commercial operations of Borrower or to pay the following vendors:  [                                        ]

(b)     Other than the vendors specifically listed in Section 4.1(a) above, Borrower may not make any payments to any vendor, person or entity in excess of $65,000 (whether in a single payment or a series of payments) without obtaining the prior, written consent of Lender (which consent may be withheld in Lender’s sole discretion).

Section 4.2     Taxes. Borrower must timely file complete and correct federal and applicable foreign, state and local tax returns required by law and pay when due all taxes upon it or its income, profits or property.

Section 4.3     Insurance. Borrower must maintain with financially sound and reputable insurance companies insurance on its property, in such amounts, subject to such deductibles and self-insurance retentions and covering such risks as is consistent with sound business practice, and Borrower must furnish to Lender upon request full information as to the insurance carried. Immediately after execution of this Note, Borrower must use best efforts to (a) name Lender as lender loss payee and additional insured, as applicable, with respect to such insurance, and (b) cause each provider of any such insurance to give Lender 30 days’ prior written notice before any such policy is cancelled.

Section 4.4     Maintenance of Properties. Borrower must do all things reasonably necessary to maintain, preserve, protect and keep its property in good repair, working order and condition, ordinary wear and tear excepted, and make all necessary and proper repairs, renewals and replacements to properly conduct its business at all times.

Section 4.5     Books and Records; Inspection. Borrower must keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions related to its business and activities (including but not limited to its assets, liabilities and property). Borrower must permit Lender to inspect the property, books and financial records of Borrower (including but not limited as relates to liabilities and amounts payable by Borrower), and to examine and make copies of the books of accounts and other financial records of Borrower, at such reasonable times and intervals as Lender may designate. Borrower will promptly provide to Lender, upon request by Lender, such documents, back-up and other information requested by Lender relating to Borrower’s business and activities (including but not limited to its assets, liabilities and property).

Section 4.6     Indebtedness. Borrower must not incur or suffer to exist any other Indebtedness, except: (a) the obligations owing to Lender under this Note, the other Loan Documents, or otherwise, (b) Indebtedness existing as of the date hereof and disclosed to Lender in writing, and (c) other Indebtedness incurred in the ordinary course of Borrower’s business (but in no event Indebtedness for borrowed money).

Section 4.7     Sale of Property. Borrower must not lease, sell or otherwise dispose of any of its property, except: (a) sales of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business; and (b) sales of equipment (i) in exchange for credit against the purchase price of similar replacement equipment, or (ii) the proceeds of which are applied with reasonable promptness to the purchase price of such replacement equipment.

Section 4.8     Liens. Borrower must not create, incur, or suffer to exist any Lien in, of, or on any of its property, except Liens existing on the date hereof and disclosed to Lender in writing.

Section 4.9     Further Assurances. Borrower must promptly correct any ambiguity, omission, defect, inconsistency or error in any Loan Document or in the execution, acknowledgment or recordation thereof. Borrower must execute and deliver, or cause to be executed and delivered, to Lender such documents, agreements and instruments, and must take or cause to be taken such further actions that may be required by law or requested by Lender to carry out the terms and conditions of the Loan Documents, all in form and substance reasonably satisfactory to Lender.

Section 4.10     Negative Pledges; Subsidiary Restrictions. Borrower must not enter into any agreement or other instrument with or for the benefit of any person or entity other than Lender that would require Borrower to grant a Lien to any other person or entity.

Article V.
EVENTS OF DEFAULT AND REMEDIES

Section 5.1     Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

(a)     Borrower fails to make when due, whether by acceleration or otherwise, any payment of principal of or interest on this Note.

(b)     Any representation or warranty made or deemed made by Borrower in connection with this Note or any Loan Document is materially false on the date made.

(c)     The breach of any of the covenants or other terms of this Note or any other Loan Document by Borrower.

(d)     Borrower shall become insolvent or shall generally not pay its respective debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of Borrower or for a substantial part of its property or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for Borrower or for a substantial part of its property and shall not be discharged within 45 days, or Borrower shall make an assignment for the benefit of creditors.

(e)     Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against Borrower, and, if instituted against Borrower, shall have been consented to or acquiesced in by Borrower, or shall remain undismissed for 45 days, or an order for relief shall have been entered against Borrower.

(f)     Any dissolution or liquidation proceeding shall be instituted by or against Borrower, and, if instituted against Borrower, shall be consented to or acquiesced in by Borrower or shall remain for 45 days undismissed.

(g)     Any execution or attachment shall be issued whereby any substantial part of the property of Borrower shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 45 days after the issuance thereof.

Section 5.2     Remedies. If (a) any Event of Default described in Sections 5.1 (d), (e), (f) or (g) shall occur, this Note and all obligations hereunder shall automatically become immediately due and payable; or (b) any other Event of Default shall occur, then Lender shall take any of the following actions so requested: (i) declare the outstanding unpaid principal balance of this Note, the accrued and unpaid interest thereon and all other obligations hereunder to be forthwith due and payable, whereupon this Note, all accrued and unpaid interest thereon and all such obligations hereunder shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind. Upon the occurrence of any of the events described in the preceding sentence, Lender may exercise all rights and remedies under any of the Loan Documents and enforce all rights and remedies under any applicable law.

Section 5.3     No Waiver; Remedies. No failure or delay on the part of Lender in exercising any power or right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof of the exercise of any other power or right. No notice to or demand on Borrower in any case shall entitle Lender to any notice or demand in similar or other circumstances. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Article VI.
MISCELLANEOUS

Section 6.1     Governing Law and Consent to Jurisdiction. THIS NOTE IS TO BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF UTAH, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW. AT THE OPTION OF LENDER, THIS NOTE MAY BE ENFORCED IN ANY FEDERAL COURT OR UTAH STATE COURT SITTING IN SALT LAKE COUNTY, UTAH; AND BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT THE VENUE IN SUCH FORUMS IS NOT CONVENIENT. IF BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS NOTE, LENDER AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR, IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

Section 6.2     Waiver of Jury Trial. BORROWER AND, BY ITS ACCEPTANCE OF THIS NOTE, LENDER IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 6.3     Notices. Any notice or other communication to any party in connection with this Note shall be in writing and shall be sent by e-mail, manual delivery, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified in the preamble hereto, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if sent by e-mail or manually delivered or, from the first business day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed.

Section 6.4     Successors and Assigns. This Note shall (a) be binding upon Borrower and its successors and assigns, and (b) inure, together with the rights and remedies of Lender hereunder, to the benefit of, and be enforceable by, Lender and its successors, heirs, transferees and assigns. Notwithstanding anything to the contrary, (a) Borrower may not assign its rights or delegate its obligations hereunder without the prior written consent of Lender and (b) Lender may at any time sell, assign, transfer, grant participations in, or otherwise dispose of any portion of its rights or obligations under this Note to any person or entity.

Section 6.5     Attorneys’ Fees. Borrower must indemnify and hold harmless Lender against all losses, claims, damages, penalties, judgments, liabilities and expenses (including reasonable attorneys’ fees, charges and disbursements and settlement costs (including all expenses of litigation or preparation therefor) whether or not Lender is a party thereto) arising out of or relating to the Borrower’s Default of the Loan Documents, the transactions contemplated hereby, any environmental liability related in any way to Borrower, or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, or the direct or indirect application or proposed application of the proceeds of the loan evidenced by this Note except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of Lender. The obligations of Borrower under this Section 6.5 survive the termination of this Note. Without limiting the foregoing, if an Event of Default occurs hereunder, Borrower must pay all costs and expenses of collection and enforcement (including reasonable attorneys’ fees) incurred by Lender.

Section 6.6     Entire Agreement; Amendment; Waiver. This Note and the other Loan Documents embody the entire understanding between Lender and Borrower with respect to the subject matter hereof. This Note supersedes all prior agreements and understandings relating to the subject matter hereof. This Note may not be amended, modified or changed, nor shall any waiver of any provision hereof be effective, except by a written instrument signed by the party against whom enforcement of the waiver, amendment, change, or modification is sought, and then only to the extent set forth in that instrument. No specific waiver of any of the terms of this Note shall be considered as a general waiver.

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IN WITNESS WHEREOF, the undersigned has duly caused this Note to be dated and effective as of the date first above written.

INNOVUS PHARMACEUTICALS, INC., a

Nevada corporation

By:

Name: Bassam Damaj, PhD

Title: President and Chief Executive Officer

[Signature Page to Promissory Note]